Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Virtus Asset Trust Registration Statement on Form N-14 of our two reports each dated May 26, 2016, relating to the financial statements and financial highlights which appear in the March 31, 2016 Annual Reports to Shareholders of each of the funds constituting the RidgeWorth Funds (the “Trust”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Comparison of Other Principal Service Providers”, “Representation and Warranties”, “Financial Highlights of the Acquired Funds”, “Glossary”, and “Ongoing Arrangements to Disclose Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 24, 2017